Branch of Microsoft Colombia Inc.
Nit: 800.198.591-3
Carrera 7 No. 71 - 21 Torre B Piso 7
Santafe de Bogota, D. C. - Colombia

Conmutador: 326 4700
Fax: 317 3494
Linea de Respuesta: 524 0404 desde Bogota y
98005-10595 desde el resto del pais.



                                                                    Microsoft(R)
                                                                        COLOMBIA



                                                          Bogota, July 26th 2000



                             To Whom It May Concern:




Microsoft Colombia certifies that Global Datatel de Colombia is a Microsoft Certified Solution Provider - MCSP. To get to this level Global Datatel has been through a certification process in Microsoft technologies and platforms to ensure that customers use our platform and products to implement business solutions.



Global Datatel Colombia is also a Microsoft Strategic Partner in Colombia. With this program they have a close relationship with Microsoft, as well as a joint development program with funds and incentives, that seeks to further develop Global Datatel as a Microsoft Partner and to support their Marketing and Sales efforts.



In the most basic level, Global Datatel is also a Microsoft Authorized Reseller.




Regards







/s/ Luis Felipe Martinez
Luis Felipe Martinez
Partner Manager
Microsoft Colombia